Exhibit 99.1

Cabot Oil & Gas Corporation Provides Fourth Quarter and Full Year 2015 Operational Update, Announces Updated 2016 Operating Plan and Capital Budget

HOUSTON, Feb. 2, 2016 /PRNewswire/ — Cabot Oil & Gas Corporation (NYSE: COG) (“Cabot” or the “Company”) today provided an operational update for the fourth quarter and full year 2015 and announced an updated 2016 operating plan and capital budget.

Fourth Quarter and Full Year 2015 Operational Update

Cabot expects production for the fourth quarter of 2015 to be approximately 1,642 million cubic feet equivalent (Mmcfe) per day, including approximately 1,552 million cubic feet (Mmcf) per day of natural gas and approximately 14,977 barrels (Bbl) per day of liquids (crude oil/condensate/natural gas liquids). Equivalent production for the quarter is expected to exceed the midpoint of the Company’s guidance range of 1,626 Mmcfe per day. Based on the expected production volumes for the fourth quarter, the Company expects its total production growth for 2015 to be approximately 13 percent.

Natural gas price realizations, including the effect of hedges, are expected to be $1.94 per thousand cubic feet (Mcf) in the fourth quarter of 2015. Excluding the impact of hedges, natural gas price realizations for the quarter are expected to be $1.52 per Mcf, representing a $0.75 discount to NYMEX settlement prices and an improvement relative to the Company’s fourth quarter guidance range of $0.90 to $1.00 below NYMEX settlement prices. Realized natural gas prices exceeded the Company’s expectations due to an improvement in basis differentials throughout Appalachia during the quarter. Oil price realizations are expected to be $37.74 per Bbl.

Cabot expects to incur approximately $97 million in capital expenditures associated with activity during the fourth quarter of 2015. Based on this anticipated level of spending during the quarter, the Company expects to incur approximately $774 million in capital expenditures associated with activity during the full year of 2015, compared to the Company’s 2015 capital program guidance of $850 million. The lower capital spending was a result of reduced activity levels in the fourth quarter, along with continued improvements in operating efficiencies and further reductions in service costs. Including the change in accrued capital costs relating to 2014 operating activity that was paid in 2015, total capital expenditures (including acquisitions) for 2015 are expected to be approximately $972 million. Contributions to equity method investments for 2015 are expected to be approximately $29 million.

Cabot expects to recognize a non-cash, after-tax impairment charge of approximately $73 million in the fourth quarter of 2015 primarily associated with legacy, non-core fields due to the significant decline in commodity prices.

2016 Operating Plan and Capital Budget Update

In response to the decline in both crude oil and natural gas prices since releasing its preliminary 2016 budget in October 2015, Cabot has reduced its 2016 capital budget to $325 million, which represents a reduction of 47 percent from the preliminary budget of $615 million and a reduction of 58 percent from the 2015 capital program of $774 million. Drilling, completion and facilities capital will account for approximately 92 percent of the capital budget, with approximately 70 percent allocated to the Marcellus Shale and approximately 30 percent allocated to the Eagle Ford Shale. The Company expects to drill approximately 30 net wells in 2016, including 25 net wells in the Marcellus Shale and 5 net wells in the Eagle Ford Shale. The Company anticipates completing approximately 55 net wells in 2016, including 40 net wells in the Marcellus Shale and 15 net wells in the Eagle Ford Shale. Cabot plans to reduce its rig count to one rig company-wide by mid-February 2016. As a result of the significant reduction in planned operating activity, the Company’s 2016 production growth guidance range is being reduced at the top-end from 2 - 10 percent to 2 - 7 percent.

In addition to the $325 million capital budget associated with development activities, Cabot anticipates between $80 million and $150 million of contributions to its equity method investments in the Constitution and Atlantic Sunrise pipelines, which will ultimately be dependent on the regulatory approval process and the corresponding impact on the timing of construction activities.

Based on current market indications for commodity prices at the time of this press release, Cabot expects its natural gas price realizations before the impact of hedges to average $0.75 below NYMEX for the full year of 2016, an improvement relative to the preliminary guidance provided in October 2015 of $0.85 below NYMEX. For further disclosure on the Company’s updated cost guidance for 2016, please see the current Guidance slide in the Investor Relations section of the Company’s website.

“Consistent with our philosophy of disciplined capital investment through all commodity cycles, we have reduced our 2016 capital program in response to the lower commodity price environment and its anticipated impact on our operating cash flow for the year,” said Dan O. Dinges, Chairman, President and Chief Executive Officer. “Our reduction in capital spending reflects our commitment to maintaining a strong balance sheet and highlights the capital efficiency of our asset base.” Dinges added, “Given the productivity of our assets in the Marcellus Shale, we will be prepared to accelerate our production growth in a capital efficient manner when market conditions warrant, as we anticipate over 1.3 billion cubic feet (Bcf) per day of new firm transport capacity and firm sales by the third quarter of 2017 and an incremental 425 Mmcf per day by the third quarter of 2018.”

2016 Derivative Position Update

The Company has approximately 52 Bcf of natural gas swaps for the period of April to October 2016 at a weighted average price of approximately $2.51 per Mcf.

Fourth Quarter and Full Year 2015 Conference Call

A conference call is scheduled for Friday, February 19, 2016, at 9:30 a.m. Eastern Time to discuss fourth quarter and full year 2015 financial and operating results. To access the live audio webcast, please visit the Investor Relations section of the Company’s website at www.cabotog.com. A replay of the call will also be available on the Company’s website. The latest financial guidance, including the Company’s hedge positions, is also available in the Investor Relations section of the Company’s website.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with its entire resource base located in the continental United States. For additional information, visit the Company’s homepage at www.cabotog.com.

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642